For Immediate Release

Contact:

Dennis Craven (Company) Jerry Daly or Carol McCune

Chief Financial Officer Daly Gray (Media)

(561) 227-1302 (703) 435-6293

Innkeepers USA Trustees Sell 1.5 Million Shares to Satisfy Tax Obligations

PALM BEACH, Fla., June 7, 2006--Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale extended-stay hotel properties throughout the United States, today announced that two of its board members, Rolf E. Ruhfus and Jack P. DeBoer, and members of Mr. DeBoer's family, have sold a total of approximately 1.5 million Innkeepers common shares. Messrs. DeBoer and Ruhfus advised the company that a substantial portion of the net proceeds will be used to cover deferred tax obligations relating to their investment in the company.

In November 1996, affiliates of Messrs. DeBoer and Ruhfus contributed to Innkeepers' operating partnership seven Residence Inn by Marriott hotels and received in partial consideration Class B preferred partnership units. The transaction was designed to allow Messrs. DeBoer and Ruhfus and the other contributors to defer a portion of the tax liability that otherwise would have arisen upon the transfer of the hotels to Innkeepers. Each Class B preferred unit is entitled to a preferred annual distribution and is redeemable for cash equal to the then-current value of an Innkeepers common share, or at Innkeepers' option, one common share. The approximately 1.5 million shares sold represent shares received upon redemption of Class B preferred units. Under the terms of the contribution agreements, Innkeepers also agreed to

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indemnify the contributors for certain tax obligations for a specified period. The company's indemnification obligation ends November 1, 2006.

"The contribution of the hotels to Innkeepers in exchange for interests in Innkeepers' operating partnership and the tax indemnification offered us and our partners a number of advantages, including the deferral of the payment of taxes," DeBoer said. "The only reason we are selling shares at this time is that the indemnity period is coming to an end. Rolf and I currently intend to continue serving on Innkeepers' board of trustees and look forward to being actively involved in the affairs of the company."

Innkeepers USA Trust owns 70 hotels with a total of 8,816 suites or rooms in 20 states and Washington, D.C., and focuses on acquiring and/or developing premium branded upscale extended-stay, select-service and full-service hotels and the rebranding and repositioning of other hotel properties. For more information about Innkeepers USA Trust, visit the company's web site at www.innkeepersusa.com.

This press release, and other publicly available information on the Company, includes forward looking statements within the meaning of federal securities law. These statements include terms such as "should", "may", "believe" and "estimate", or assumptions, estimates or forecasts about future hotel and Company performance and results, and the Company's future need for capital. Such statements should not be relied on because they involve risks that could cause actual results to differ materially from the Company's expectations when such statements are made. Some of these risks are set forth in reports filed from time to time with the SEC and include, without limitation, (i) the operational risks of the hotel business (including decreasing hotel revenues and increasing hotel expenses), (ii) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices, or changes in domestic or international political environments negatively affect the travel industry and the company, (iii) risk of declines in the performance and prospects of businesses and industries (e.g., technology, automotive, aerospace, pharmaceuticals) that are important hotel demand generators in the company's key markets (e.g. the Silicon Valley, CA, Northern NJ, Washington,

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DC, etc.), (iv) risk that poor, declining and/or uncertain international, national, regional and/or local economic conditions will, among other things, negatively affect demand for the company's hotel rooms and the availability and terms of financing, (v) risk that the company's ability to maintain its properties in competitive condition becomes prohibitively expensive, (vi) risk that pricing in the hotel acquisition market becomes prohibitively expensive or non-financeable and that potential acquisitions or developments do not perform in accordance with expectations, (vii) risk that the Company may invest in hotels of a size or nature (e.g., upscale full service or resort) different than those it has focused on historically (e.g., upscale extended-stay, and mid-scale limited service); (viii) risks related to an increasing focus on development, including permitting risks, increasing the proportion of Company assets not producing revenue at a given time and risks that projects cost more, take longer to complete or do not perform as anticipated; (ix) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce) may reduce demand for hotels in general or the Company's hotels in particular, (x) the complex tax rules that the company must satisfy to qualify as a REIT and the potentially severe consequences of failing to satisfy such requirements, and (xi) governmental regulation that may increase the company's cost of doing business or otherwise negatively effect its business or its attractiveness as an investment and create risk of liability for non-compliance (e.g., changes in laws affecting wages, taxes or dividends, compliance with building codes, compliance with the Americans with Disabilities Act, workers compensation law changes, the Sarbanes-Oxley law, etc.). The Company undertakes no obligation to update any forward looking statement to reflect actual results, changes in the Company's expectation, or for any other reason.